EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

PRB ENERGY ANNOUNCES THIRD QUARTER 2007

FINANCIAL AND OPERATIONAL RESULTS

Denver, Colorado — November 13, 2007 — PRB Energy, Inc. (AMEX:PRB) today reported financial and operational results for the quarter ended September 30, 2007.

Operations Update:

D-J Basin:  During September and October 2007, PRB placed pumps on 8 of the 11 wells it drilled during the second quarter in the D-J Basin in Colorado.  As expected, daily production volumes were initially reduced by the operation but are steadily recovering and it is management’s opinion that all 17 completed wells will stabilize at approximately 1.2 to 1.3 MMcf/d.  The Company plans to complete the other three recently drilled wells and continues the process of expanding the gathering and pipeline facilities to connect three acquired wells drilled and completed by the previous owner.

Powder River Basin:  Due to the low natural gas prices realized in the Powder River Basin at this time, we have elected to reduce field expenses and shut in 98 Wyodak wells.  The severe lack of pipeline capacity in the region and the dramatic decline in realized prices has had a significant impact on our third quarter financial results for both production and gathering.  We will reevaluate our production program following the expected increase in pipeline capacity in early 2008.

Recluse Gathering System:  PRB continues to pursue the sale of the Recluse gathering system and is sharing information with interested parties.

Financial Results:

Net Income (Loss) and Non-Cash Items:  Net loss for the third quarter of 2007 was $5.0 million, or a loss of $0.58 per share compared to a loss of $1.8 million for the third quarter 2006, or a loss of $0.24 per share.  Just under half of the loss was attributable to non-cash items of:  (i) $1,409,000 of depreciation, depletion and amortization; (ii) amortization of debt issuance costs of $275,000; (iii) amortization of discount on debentures of $594,000; (iv) share-based compensation of $118,000; and (v) other non-cash items netting to ($12,000).

For the nine months ended September 30, 2007, the net loss was $13.4 million, or a loss of $1.55 per share compared to a loss of $5.1 million for the nine months of 2006, or a loss of $0.68 per share. Weighted average shares outstanding increased 17% to 8.7 million shares for the third quarter of 2007 and 16% to 8.6 million shares for the nine month period of 2007 compared to 7.5 million shares in both the three and nine month periods of 2006.

Cash Loss, Interest Expense and Working Capital:  The cash loss for the third quarter of 2007 was approximately $2.7 million compared to a cash loss of $1.2 million for the third quarter of 2006.  Total interest expense of $2.1 million for the third quarter of 2007 consisted of:  i) cash payments on convertible notes and debentures of $1.0 million; ii) cash payments on a capital lease of $317,000; iii) amortization of debt issuance costs and discount on the debentures of $868,000; less iv) capitalized interest of $94,000.  The cash loss for the nine months ended September 30, 2007 was approximately $7.4 million compared to a cash loss of $3.2 million for the comparable nine month period of 2006.  Working capital at September 30, 2007, excluding restricted cash of $1.0 million, was $(36.4) million.  Negative working capital resulted from the senior secured debentures and subordinated notes becoming due and payable within 12 months.  The Company has initiated plans and programs to immediately resolve the unfavorable working capital position.

Production, Gas Sales and Gathering Revenue:  Total sales volumes in the third quarter of 2007 decreased to 154 MMcf, compared to 168 MMcf of gas in the third quarter of 2006.  Average sales for the third quarter of 2007 decreased to 1.7 MMcf/d from 1.8 MMcf/d for the third quarter of 2006 due to production curtailment in the Powder River Basin resulting from low natural gas prices, plugging of uneconomic wells and production interruption in certain D-J Basin wells for the installation of pumps. The average sales price during the 2007 quarter was $2.52 per mcf, $2.10 per mcf lower on average than the prior year quarter of $4.62 per mcf, resulting in a revenue decline of $322,000.  Gathering revenues decreased to $253,000 in the current quarter from $314,000 in the third quarter of 2006 due to decreased throughput volumes as third party shippers reduced production in response to the market price declines.

Robert W. Wright, Chairman and Chief Executive Officer said, “We continue to have discussions with third parties interested in either acquiring an interest in our D-J Basin property or working with the Company on a financing package which would use the oil and gas properties as collateral.  On receipt of an updated reserve report from our third party engineers, we will be in a position to recommend a transaction to the Board of Directors.  It is management’s opinion that our updated reserves will allow us to monetize a portion of the properties thus strengthening our balance sheet and providing financial flexibility.  We remain encouraged about the future of both the D-J Basin and the Moyer coal development programs.”

CONFERENCE CALL

The management of PRB Energy, Inc. will host a conference call Tuesday, November 13 at 11:00 a.m. EDT/ 9:00 a.m. MDT, to discuss the subjects covered in this news release.  Interested parties may participate in the call by dialing (303) 262-2142.  Please call in 10 minutes before the conference is scheduled to begin and ask for the PRB conference call.  After opening remarks, there will be a question and answer period.  This conference call will be webcast live over the Internet at www.prbenergy.com.  To listen to the live webcast, please go to the website at least 15 minutes early to register and, if necessary, download and install any audio software.  If you are unable to listen live, a telephonic replay will be available through November 20, 2007 and may be accessed by calling

(303) 590-3000 using pass code. 11101817.  Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.prbenergy.com for approximately 90 days.

ABOUT PRB ENERGY, INC.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream exploitation and production as well as midstream gathering and processing.  This model is intended to increase PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, deliver cost savings and provide additional revenue through the gathering of third-party gas.

This press release may include certain forward-looking statements including, without limitation, statements regarding the Company’s expectations with respect to capital structure, intention to sell properties, drilling and production results and timing and development activities.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control such as the availability of capital, commodity prices and other market conditions, weather, governmental regulation, operational hazards and other uncertainties inherent in oil and gas production operations.  An extensive list of factors that can affect future results is discussed in the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel:
PRB Energy, Inc.		DRG&E
Robert W. Wright, Chairman and CEO		Jack Lascar/Lisa Elliott
(303) 308-1330		(713) 529-6600
investors@prbenergy.com		jlascar@drg-e.com/lelliott@drg-e.com

(See Accompanying Tables)

PRB ENERGY, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Natural gas sales	$387	$776	$1,146	$882
Gas gathering and processing	253	314	1,125	1,592
Other	11	8	25	154
Total revenues	651	1,098	2,296	2,628
Natural gas gathering expense	(101)	(93)	(204)	(120)
Natural gas production taxes	(37)	(88)	(114)	(104)
Net revenues	513	917	1,978	2,404
Operating expenses:
Natural gas lease operating	273	580	1,491	737
Gas gathering and processing	459	332	1,485	1,561
Depreciation, depletion, amortization and accretion	1,410	759	3,215	1,415
General and administrative	1,420	977	4,214	3,123
Other expense	7	—	62	50
Total operating expenses	3,569	2,648	10,467	6,886
Operating loss	(3,056)	(1,731)	(8,489)	(4,482)
Other income (expense):
Interest and other income	161	583	1,014	1,054
Gain on the sale of assets, net	—	—	240	—
Interest and other expense:
Convertible notes and debentures	(1,053)	(618)	(3,124)	(1,650)
Debt issuance costs and discount on debentures	(868)	—	(2,418)	—
Other	(223)	—	(620)	—
Total other expense	(1,983)	(35)	(4,908)	(596)
Net loss	$(5,039)	$(1,766)	$(13,397)	$(5,078)

Net loss per share — basic and diluted	$(0.58)	$(0.24)	$(1.55)	$(0.68)

Basic and diluted weighted average shares outstanding	8,721,994	7,471,894	8,639,796	7,458,708

PRB ENERGY, INC.
Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,432	$11,157
Restricted cash	1,009	2,078
Accounts receivable, net	508	2,527
Note receivable	2,250	—
Inventory	136	—
Prepaid expenses	609	789
Total current assets	6,944	16,551
Oil and gas properties accounted for under the successful efforts method of accounting:
Proved properties	5,498	5,436
Unproved leaseholds	9,749	9,282
Wells-in-progress	8,731	5,794
Total oil and gas properties	23,978	20,512
Less: accumulated depreciation, depletion and amortization	(2,019)	(766)
Net oil and gas properties	21,959	19,746
Gathering and other property and equipment	15,863	11,603
Less: accumulated depreciation and amortization	(3,420)	(1,919)
Net gathering and other property and equipment	12,443	9,684
Other non-current assets:
Deferred debt issuance costs	2,221	2,086
Less: accumulated amortization	(1,140)	(375)
Net deferred debt issuance costs	1,081	1,711
Other non-current assets	1,418	2,151
Total other non-current assets	2,499	3,862
Total Assets	$43,845	$49,843

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,679	$1,854
Accrued expenses and other current liabilities	2,905	979
Deferred gain	785	—
Current portion of secured notes and debentures	36,965	—
Total current liabilities	42,334	2,833
Secured notes, debentures and other debt, less current portion	—	36,972
Discount on debentures, net of amortization	(2,693)	(4,326)
Capital lease, less current portion	2,974	—
Other non-current liabilities	2,867	3,140
Total liabilities	45,482	38,619
Commitments and Contingencies	—	—
Stockholders’ equity:
Common stock, 40,000,000 shares authorized; 8,721,994 and 8,231,894 issued, respectively, and 8,721,994 and 7,471,894 outstanding, respectively	10	10
Treasury stock	(1,257)	(1,257)
Additional paid-in-capital	26,941	26,406
Accumulated deficit	(27,331)	(13,935)
Total stockholders’ equity	(1,637)	11,224
Total Liabilities and Stockholders’ Equity	$43,845	$49,843

PRB ENERGY, INC.

Non-GAAP Financial Disclosure Discussion

To supplement PRB’s consolidated financial statements presented in accordance with GAAP, PRB uses a measure defined by the SEC as a non-GAAP financial measure:  Cash Loss.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the table below captioned “Reconciliation of Net Loss to Cash Loss.”

PRB’s management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results.  PRB believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing PRB’s performance and when planning, forecasting and analyzing future periods.  This non-GAAP financial measure also facilitates management’s internal comparisons to PRB’s historical performance and liquidity and our competitors’ operating results.  PRB believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

PRB ENERGY, INC.

Reconciliation of Net Loss to Cash Loss

(Unaudited)

	September 30,	September 30,	$	%
For the quarters ending	2007	2006	Change	Change
Net Loss*	$(5,039)	$(1,766)	$(3,273)	(185)%

Depletion, depreciation, and amortization	1,409	809	600	74%
Amortization of debt issuance cost	275	103	172	167%
Amortization of discount on debentures	594	—	594	100%
Gain on sale of assets, net	40	—	40	100%
Bad Debt Expense	42	(311)	353	114%
Share-based compensation expense	118	23	95	413%
Capitalized interest	(94)	(45)	(49)	(109)%
Cash Loss	$(2,655)	$(1,187)	$(1,468)	(124)%

* Refer to Consolidated Statements of Operations provided in Form 10-Q, September 30, 2007.

PRB ENERGY, INC.

Reconciliation of Net Loss to Cash Loss

(Unaudited)

	September 30,	September 30,	$	%
For the nine months ending	2007	2006	Change	Change
Net Loss*	$(13,397)	$(5,078)	$(8,319)	(164)%

Depletion, depreciation, and amortization	3,215	1,465	1,750	119%
Amortization of debt issuance cost	785	267	518	194%
Amortization of discount on debentures	1,633	—	1,633	100%
Non share-based warrants issued	—	70	(70)	(100)%
Gain on sale of assets, net	(240)	—	(240)	(100)%
Bad Debt Expense	359	(311)	670	215%
Share-based compensation expense	535	415	120	29%
Capitalized interest	(253)	(77)	(176)	(229)%
Cash Loss	$(7,363)	$(3,249)	$(4,114)	(127)%

* Refer to Consolidated Statements of Operations provided in Form 10-Q, September 30, 2007.